EXHIBIT 10.01

March 21, 2013

Mr. Terry Harris, President

Frontier Beverage Company, Inc.

1837 Harbor Avenue

Memphis, TN 38113

Dear Terry:

Effective immediately, please consider this my resignation as Vice President, Secretary and Director of Frontier Beverage Company, Inc. My resignation is due to personal reasons and was not the result of a disagreement with the company or any matter relating to the company's operations, policies or practices.

Sincerely,

/s/ David Harris

David Harris